EXHIBIT 99.5

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED [●], 2024 AND ARE INCORPORATED HEREIN BY REFERENCE.  COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, BY CALLING (800) 322-2885 (TOLL FREE).

GYRODYNE, LLC

BENEFICIAL OWNER ELECTION FORM

I (We), the beneficial owner(s) of common shares of limited liability company interests (the “Common Shares”), of Gyrodyne, LLC, a New York limited liability company (the “Company”), acknowledge receipt of your letter, the prospectus dated [●], 2024 (as amended from time to time, the “Prospectus”), and the other enclosed materials relating to the offering of Common Shares issuable upon the exercise of subscription rights (“Subscription Rights”) as described in the Prospectus.

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase Common Shares distributed with respect to the Common Shares held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Form of Instructions as to use of Gyrodyne, LLC Non-Transferable Subscription Rights Certificates.”

I (We) hereby instruct you as follow:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Common Shares.
If you checked Box 1, please sign and date this form and mail it to your broker, custodian bank or your other nominee that holds your shares.

Box 2. ☐	Please EXERCISE SUBSCRIPTION RIGHTS for Common Shares as set forth below.

If you checked Box 2, please fill out the table shown below. Next, please check Box 3 and/or Box 4, as applicable, and fill out the information indicated under Box 3 and/or Box 4, as applicable. Please then sign and date this form and mail it to your broker, custodian bank or other nominee that holds your shares.

You will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the aggregate subscription payment you delivered to Computershare Trust Company, N.A., the Subscription Agent.

Amount Enclosed
Basic Subscription Privilege	$___________
Over-Subscription Privilege	$___________
Total Amount Enclosed:	$___________

	Number of Common Share Subscribed For	Per Share Subscription Price		Payment
Basic Subscription Privilege	_________ x	$8.00	=	$___________ (Line 1)
Over-Subscription Privilege	_________ x	$8.00	=	$___________ (Line 2)
Total Payment Required				$___________
				(Sum of Lines 1 and 2)

Box 3. ☐	Payment in the following amount is enclosed: $

Box 4. ☐	Please deduct payment of $ _______ from the following account maintained by you:
The total of Box 3 and 4, together, must equal the sum of lines 1 and 2 from Box 2 above.

Type of Account: _______________ Account No.: _________________

I (We) on my (our) behalf, or on behalf of any other person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of Common Shares indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the Common Shares I (we) have elected to purchase, you may exercise any remedies available to you under law.

Name of beneficial owner(s):

Signature of beneficial owner(s):

Date:

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number:

PLEASE MAKE SURE THAT YOU USE THE CORRECT ADDRESS. You may want to check this address with your broker.

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